Exhibit 99.1

Investor Contact:	Media Contact:
Joseph D. Pititto	Yanique Woodall
(516) 237-6131	(516) 237-6028
E-mail: invest@1800flowers.com	ywoodall@1800flowers.com

1-800-FLOWERS.COM, Inc. Completes the Sale of its Fannie May Confections Brands, Inc. business to Ferrero International S.A.

for $115.0 Million

♦	Companies also sign agreement for a strategic commercial partnership providing 1-800-Flowers.com, Inc. with distribution rights for Fannie May, Harry London and certain Ferrero confectionery products.

Carle Place, NY, May 30, 2017 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), (“the Company”) the leading gourmet food and floral gift provider for all occasions, today announced the closing of its sale of Fannie May Confections Brands, Inc., including its subsidiaries Fannie May Confections, Inc. and Harry London Candies, Inc.to Ferrero International S.A., (“Ferrero”). Ferrero, one of the world’s largest chocolate confectionery companies, is acquiring all the outstanding equity of Fannie May Confections Brands, Inc. for $115.0 million in cash, subject to adjustments for seasonal working capital.

In addition to the sale, the Company and Ferrero have entered into a strategic commercial partnership that provides 1-800-FLOWERS.COM, Inc. with distribution rights for Fannie May, Harry London and certain Ferrero confectionery products in its ecommerce channels as well as in gift baskets sold into the club, food, drug and mass channels in the US.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc. said, “The sale of Fannie May further strengthens our balance sheet while concurrently reducing the working capital requirements in our business model. Importantly, the strategic commercial agreement we have signed with Ferrero will enable us to continue offering the iconic Fannie May and Harry London chocolate brands across our ecommerce and wholesale gift basket channels while also adding some of Ferrero’s world-renowned chocolate confectionery brands, including Nutella, Ferrero Rocher and Raffaello, to our product offering. We are excited to be working with Ferrero International, one of the world’s largest and most respected confectionery companies, and the Fannie May team, to further enhance our ability to deliver smiles for our customers.”

(more)

1-800-FLOWERS.COM, Inc. Announces the Closing of its Sale of Fannie May Confections Brands, Inc. business to Ferrero International S.A. for $115.0 Million, press release, page 2:

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For the past 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. The company’s Celebrations suite of services including Celebrations Passport Free Shipping Program, Celebrations Rewards and Celebrations Reminders, are all designed to engage with customers and deepen relationships as a one-stop destination for all celebratory and gifting occasions. In 2017, 1-800-Flowers.com was awarded Gold Stevie “e-Commerce Customer Service” Award, recognizing the company’s innovative use of online technologies and social media to service the needs of customers. In addition, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailer’s Top 300 B2B e-commerce companies and was also recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-Flowers.com was named a winner of the “Best Companies to Work for in New York State” Award by The New York Society for Human Resource Management (NYS-SHRM). The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200) or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, and a list of definitions of non-GAAP terms, including EBITDA and Free Cash Flow, among others, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

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